Exhibit 99.1

ProAssurance and OHIC Insurance Company Announce Five-State Renewal Rights Transaction

     BIRMINGHAM, Ala. & COLUMBUS, Ohio--(BUSINESS WIRE)--March 4, 2004--ProAssurance Corporation (NYSE:PRA) and OHIC Insurance Company announced today that ProAssurance will purchase the renewal rights to all of OHIC's physician, hospital and healthcare facility business in Indiana, Illinois, Kansas, Kentucky and Wisconsin. OHIC's policyholders in Ohio are not affected by the transaction and will benefit from OHIC's renewed focus on its home state.
     Under terms of the transaction ProAssurance will have the right to offer renewal to OHIC's non-Ohio physician, hospital and healthcare facility clients whose policies expire on or after May 1, 2004. ProAssurance will work with OHIC agents, many of whom are already appointed by ProAssurance. The renewals will be strictly underwritten using ProAssurance guidelines and rates; only claims-made coverage will be offered. ProAssurance is not assuming any prior liability for policies written by OHIC.
     As of March 1, 2004, this business represented approximately $17 million of in-force premium to OHIC. ProAssurance cannot say with any certainty how much of this premium it will successfully renew.
     "We are delighted to be able to offer our financial strength and defense expertise to more than 800 physicians and almost 100 hospitals," said ProAssurance Chairman, A. Derrill Crowe, M.D. Dr. Crowe stressed the transaction's importance to ProAssurance's careful growth strategy. He said, "This transaction allows us to establish a meaningful presence in Kansas and Wisconsin, states we've identified as key expansion states contiguous to our existing business footprint. We also have the opportunity to strengthen our book of business in Indiana, Illinois and Kentucky."
     OHIC Insurance Company President and Chief Executive Officer, Raymond R. Mazzotta said OHIC is returning to its roots as an Ohio-founded company. He said, "Since our founding in 1978 we've been a leader in the Ohio medical liability insurance market and this transaction will allow us to concentrate on the market we know best." Mazzotta said the transaction builds on the progress made by OHIC in 2003. He said, "Our policyholders in Ohio will clearly benefit from the increased financial strength we'll be able to devote to Ohio."

     About ProAssurance Corporation

     ProAssurance Corporation is a specialty insurer with almost $2.9 billion in assets and more than $740 million in gross written premiums. As the nation's fourth largest writer of medical professional liability insurance, ProAssurance's principal professional liability subsidiaries, The Medical Assurance Company, Inc., ProNational Insurance Company, and Red Mountain Casualty Insurance Company, Inc. are recognized leaders in developing solutions which serve the needs of the evolving health care industry. ProAssurance is the tenth largest writer of personal auto coverage in Michigan through its subsidiary, MEEMIC Insurance Company. A.M. Best assigns a rating of "Excellent" to ProAssurance and its principal subsidiaries; Standard & Poor's assigns the Company's principal professional liability carriers a "Strong" rating.

     About OHIC Insurance Company

     Founded in 1978, OHIC Insurance Company was created by health care and insurance professionals to provide professional liability insurance and services at a time when a number of carriers fled the market. Today, OHIC is a specialty insurance carrier and a subsidiary of the Medical Liability Mutual Insurance Company (MLMIC). As a MLMIC subsidiary, OHIC holds a B rating from the A.M. Best Company. OHIC's strength over the years has been its ability to provide a wide range of custom-designed coverages, including claims-made or occurrence policy forms, to the health care community. OHIC's twenty-six years of service have been marked by its expertise in risk management, quality improvement and claims administration, combined with an individualized approach to service

     Caution Regarding Forward Looking Statements

     This news release contains historical information as well as forward-looking statements that are based upon ProAssurance's estimates and anticipation of future events that are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "preliminary," "project," "should," "will," and similar expressions are intended to identify these forward-looking statements. There are numerous important factors that could cause actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that convey the Company's view of future events and trends in the medical professional liability insurance marketplace are expressly designated as Forward Looking Statements. The principal risk factors that may cause actual results to differ materially from those expressed in the forward-looking statements are described in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, including Form 10K for the year ended December 31, 2003. In view of the many uncertainties inherent in the forward-looking statements made in this document, the inclusion of such information should not be taken as representation by the Company or any other person that ProAssurance's objectives or plans will be realized. ProAssurance expressly disclaims any obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise, except as required by law.


    CONTACT: ProAssurance Corporation
             Frank B. O'Neil, 800-282-6242 or 205-877-4461
             foneil@ProAssurance.com
             or
             OHIC Insurance Company
             Melissa S. Denison, 800-666-6442 or 614-221-7777
             denisonms@OHIC.com